UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Schjerven, Robert E.
   812 Woodhaven Rd.
   Highland Village, TX  75067
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   12/12/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Executive Officer
   and Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security      2)Trans-  2A.         3.Trans-  4.Securities Acquired(A)     5)Amount of      6)Owner-          7)Nature of
                         action    Demmed      action    or Disposed of (D)           Securities       ship Form:        Indirect
                         Date      Execution   Code                A                  Beneficially     Direct (D)        Beneficial
                         (Month/   Date, if                        or                 Owned at         or                Ownership
                         Day/Year) any (M/D/Y) Code  V    Amount   D       Price      End of Month     Indirect (I)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value  12/12/02              A(1)       70,800   A                  527,266         D
$.01 per share




                                                               1




Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative      2)Conver   3)Trans-  3A       4)Trans-  5)Number of Derivative
                           sion or    action    Demmed   action    Securities Acquired (A)
                           Exercise   Date      Execut-  Code      or Disposed of (D)
                           Price of   Month/    ion
                           Deri-      Day/      Date,
                           vative     Year)     if any
                           Security                                                                     6)Date Exercisable and
Security                                        (Month/                                                      Expiration Date
                                                Day/
                                                Year)    ---------------------------------------------------------------------------
                                                         Code  V          A                D              Date          Expiration
                                                                                                       Exercisable         Date
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
Non-Qualified Stock        $13.5750   12/12/02           A                230,974                      (2)              12/12/09
Option (right to buy)




Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative        3)Trans-  7)Title and Amount                8)Price     9)Number of   10)Ownership      11)Nature of
Security                     action    of Underlying                     of Deri-    Derivative    Form of Deriv-    Indirect
                             Date      Securities                        vative      Securities    ative Security    Beneficial
                                                              Amount or  Security    Beneficially  Direct (D) or     Ownership
                                                              Number of              Owned at      (D) or Indirect
                                        Title                 Shares                 End of Month  (I)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock          12/12/02  Common Stock, par      230,974                230,974       D
Option (right to buy)                  value $0.01 per
                                       share


Explanation of Responses:

(1) Restricted Stock Award.
(2) The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
 -  Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Robert E. Schjerven
DATE 12/16/02